Lorin A. Rosen, Esq.
Admitted in NY
Managing Attorney

Rachel A. Collins

Executive Legal Assistant

October 11, 2012

Mr. Larry Reid

Principal Executive Officer

Cleartronic, Inc.

8000 North Federal Highway

Boca Raton, FL  33487

Re:

Cleartronic, Inc. - Registration Statement on Form S-8

Dear Mr. Reid:

I have acted as special securities counsel to Cleartronic, Inc., a Florida Corporation (the "Company"), in connection with a Registration Statement on Form S-8, filed with the Securities and Exchange Commission on August 11, 2012 (the "Registration Statement"). The Registration Statement covers 500,000,000 shares and options to purchase shares of the Company's common stock (the "Common Stock"), to be issued pursuant to the Company's 2011 Consultant Stock Plan (the "2011 Plan").

In connection with this opinion, I have examined (i) the Articles of Incorporation, as amended, and By-Laws of the Company; (ii) the resolutions of the Board of Directors evidencing the corporate proceedings taken by the Company to authorize the adoption of the 2011 Plan; (iii) the Registration Statement (including all exhibits thereto); and (iv) such other documents as we have deemed appropriate or necessary as a basis for the opinion hereinafter expressed.

In rendering this opinion, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as certified or photo static copies. As to questions of fact material to this opinion, where such facts have not been independently established, and as to the content and form of the Articles of Incorporation and amendments thereto, By-Laws, minutes, records, resolutions and other documents and writings of the Company, I have relied to the extent I deem reasonably appropriate upon your representations or certificates of officers or directors of the Company without independent check or verification of their accuracy.

Based upon and subject to the foregoing, and having due regard for such legal considerations as I deem relevant, I am of the opinion that the 500,000,000 shares of common stock covered by the 2011 Plan have been duly authorized and upon payment for and issuance of the shares of common stock in the manner described in the 2011 Plan, subject to distribution as described in the Registration Statement, and subject to effectiveness of the Registration Statement described above, such shares will be legally issued, fully paid and non-assessable.

Please note that the undersigned is a member of the New York Bar and the Company is a Florida corporation. I am familiar with Florida Corporate Law to an extent where I am able to form this opinion.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement in the Prospectus contained in the Registration Statement and all amendments thereto.

Sincerely,

/s/ Lorin A. Rosen

Lorin A. Rosen

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